THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

August 17, 1998                                              Warrant to Purchase
                                        1,000 Shares of Series A Preferred Stock

                  WARRANT TO PURCHASE SERIES A PREFERRED STOCK

         This is to certify that, for value received, Monsanto Company, or a proper assignee (in each case, the "Holder"), is entitled to purchase, subject to the provisions of this Warrant to Purchase Series A Preferred Stock (the "Warrant"), from IgX Oxford Hepatitis Corp., a Delaware corporation (the "Company"), at any time prior to August 17, 2008 (the "Expiration Date") at which time this Warrant shall expire and become void, up to one thousand (1,000) shares (the "Warrant Shares") of the Series A Preferred Stock of the Company (the "Series A Preferred Stock"), par value $0.01 per share. Except as otherwise provided herein, this Warrant shall be exercisable at $0.01 per share (the "Exercise Price"). The number of shares of Series A Preferred Stock to be received upon exercise of this Warrant and the Exercise Price shall be adjusted from time to time as set forth in Section 5 below. This Warrant and the Series A Preferred Stock issuable upon exercise hereof are sometimes referred to collectively as the "Securities." This Warrant is subject to the following terms and conditions:

         1.       Exercise and Payment; Exchange.

                  (a) This Warrant may be exercised in whole or in part (but only in minimum increments of one hundred (100) full shares, and not for any fractional interests) at any time after the date hereof and before the Expiration Date, but if such date is a day on which federal or state chartered banking institutions located in the State of Delaware are authorized to close, then on the next succeeding day which is not such a day. Exercise shall be by presentation and surrender to the Company at its principal office, or at the office of any transfer agent designated by the Company (the "Transfer Agent"), of (i) this Warrant, (ii) the properly executed Form of Exercise attached hereto as Exhibit "A" and incorporated herein by this reference and (iii) a certified or official bank check for the aggregate Exercise Price for the number of Warrant Shares specified in the Form of Exercise; provided, however, that, at the option of the Holder, the requirement described in this clause (iii) may instead be satisfied by withholding from those Warrant Shares that would otherwise be obtained upon such exercise (the "Total Warrant Shares") a number of Warrant Shares having an aggregate Current Fair Market Value (as defined below) equal to the aggregate Exercise Price that would otherwise have been payable for the Total Warrant Shares. If this Warrant is exercised in part only, the Company or the Transfer Agent shall, upon surrender of this Warrant, execute and deliver a new Warrant evidencing the rights of the Holder to purchase the remaining number of Warrant Shares purchasable hereunder. Upon receipt by the Company of this Warrant and proper Form of Exercise, accompanied by payment as aforesaid (unless the option described in the foregoing provision is selected by the Holder), the Holder shall be deemed to be the holder of record of the Series A Preferred Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Warrant Shares shall not then be actually delivered to the Holder. If the Holder elects to use the option described in the foregoing provision to exercise this Warrant by withholding a portion of the Total Warrant Shares, this Warrant shall be terminated with respect to the number of Total Warrant Shares withheld.

                  (b) This Warrant may be exercisable for all or any portion of the Warrant Shares upon the reorganization, consolidation or merger of the Company with another corporation after which the Company is not the surviving entity, or a sale or other transfer of all or substantially all of the assets of the Company to another corporation. The Company shall give advance written notice to the Holder of the effective date of any transaction described in the preceding sentence in accordance with Section 6 below, in order to permit the Holder to exercise this Warrant by such date. This Warrant shall be terminated if not exercised by the Holder on or prior to the effective date of any such reorganization, merger, consolidation and/or sale or other transfer of assets.

         2. Reservation of Shares. The Company shall, at all times until the expiration of this Warrant, reserve for issuance and delivery upon exercise of this Warrant a sufficient number of shares of Series A Preferred Stock for issuance and delivery upon exercise of this Warrant.

         3.       Fractional Interests; Determination of Current Fair Market
Value.

                  (a) The Company shall not issue any fractional shares or scrip representing fractional shares upon the exercise or exchange of this Warrant. With respect to any fraction of a share resulting from the exercise or exchange hereof, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the Current Fair Market Value per share of Series A Preferred Stock.

                  (b) For the purposes of this Warrant, the "Current Fair Market Value" of each share of Series A Preferred Stock (or, to the extent all Preferred Stock of the Company has been converted into Common Stock) shall be determined as follows:

                     (1) If listed on a national securities exchange or admitted to unlisted trading privileges on such an exchange, the Current Fair Market Value shall be the average of the last reported sale prices on such exchange based on the last five (5) Business Days (as defined below) prior to the date of exercise of this Warrant, or, if not so listed or admitted to unlisted trading privileges on a national securities exchange but is listed on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), the Current Fair Market Value shall be the average of the last reported sale prices on NASDAQ based on the last five (5) Business Days prior to the date of exercise of this Warrant.

                     (2) If is not so listed or admitted to unlisted trading privileges on a national securities exchange but bid and ask prices are reported by NASDAQ or the National Quotation Bureau Incorporated ("NQB"), the Current Fair Market Value shall be the average mean of the last closing bid and asked prices reported on the last five (5) Business Days prior to the date of exercise of this Warrant (i) by NASDAQ, or (ii) if reports are unavailable under clause
(i) above, by NQB.

                     (3) If not so listed or admitted to unlisted trading privileges on a national securities exchange and bid and asked prices are not so reported by NASDAQ or NQB, the Current Fair Market Value shall be an amount per share, not less than book value, determined in such reasonable manner as may agreed upon by the Board of Directors of the Company and the Holder in good faith. If the Board of Directors of the Company and the Holder cannot agree, the "Current Fair Market Value" shall be determined (at the sole expense of the Holder) by an independent investment banking firm of nationally recognized standing selected by the Holder and approved by the Company (which approval shall not be unreasonably withheld).

                     (4) Notwithstanding the foregoing, if this Warrant is being exercised concurrently with the consummation of an Acquisition Transaction (as defined below), the Current Fair Market Value shall be the price per share of the Series A Preferred Stock being paid pursuant to such Acquisition Transaction. As used herein, "Acquisition Transaction" means any transaction or series of related transactions pursuant to which fifty percent (50%) or more of the Series A Preferred Stock of the Company is transferred to one or more persons unaffiliated with the Company prior to such transaction(s).

                  (c) As used in this Section 3, "Business Day" means any day other than a Saturday or Sunday on which the relevant exchange, system or service is open or available, as the case may be.

         4. No Rights as Stockholder. This Warrant shall not entitle the Holder to any rights as a stockholder of the Company, either at law or in equity. The rights of the Holder are limited to those expressed in this Warrant and are not enforceable against the Company except to the extent set forth herein.

         5.       Adjustments in Number and Exercise Price of Warrant Shares.

                  (a) The number of shares of Series A Preferred Stock for which this Warrant may be exercised and the Exercise Price therefor shall be subject to adjustments as follows:

                      (1) If the Company is recapitalized through the subdivision or combination of its outstanding shares of Series A Preferred Stock into a larger or smaller number of shares, the number of shares of Series A Preferred Stock for which this Warrant may be exercised shall be increased or reduced, as of the record date for such recapitalization, in the same proportion as the increase or decrease in the outstanding shares of Series A Preferred Stock, and the Exercise Price shall be adjusted so that the aggregate amount payable for the purchase of all of the Warrant Shares issuable hereunder immediately after the record date for such recapitalization shall equal the aggregate amount so payable immediately before such record date.

                      (2) If the Company declares a dividend on Series A Preferred Stock payable in Series A Preferred Stock or securities convertible into Series A Preferred Stock, the number of shares of Series A Preferred Stock for which this Warrant may be exercised shall be increased as of the record date for determining which holders of Series A Preferred Stock shall be entitled to receive such dividend, in proportion to the increase in the number of outstanding shares (and shares of Series A Preferred Stock issuable upon conversion of all such securities convertible into Series A Preferred Stock) of Series A Preferred Stock as a result of such dividend, and the Exercise Price shall be adjusted so that the aggregate amount payable for the purchase of all the Warrant Shares issuable hereunder immediately after the record date for such dividend shall equal the aggregate amount so payable immediately before such record date.


                      (3) If the Company distributes to holders of its Series A Preferred Stock, other than as part of its dissolution or liquidation or the winding up of its affairs, any shares of its Series A Preferred Stock, any evidence of indebtedness or any of its assets (other than cash, Series A Preferred Stock or securities convertible into Series A Preferred Stock), the Company shall give written notice of any such distribution to the Holder at least forty-five (45) days prior to the proposed record date in order to permit the Holder to exercise this Warrant with respect to the Warrant Shares on or before the record date. There shall be no adjustment in the number of shares of Series A Preferred Stock for which this Warrant may be exercised, or in the Exercise Price, by virtue of any such distribution. This Warrant will terminate upon such dissolution, liquidation or winding up.

                      (4) If the Company at any time or from time to time while this Warrant is outstanding and unexpired shall pay a dividend with respect to shares of its Series A Preferred Stock other than in the form of stock, then the number of Warrant Shares for which this Warrant is exercisable shall be adjusted, from and after the record date fixed for the determination of holders of Series A Preferred Stock entitled to receive such dividend or distribution, to that number of Warrant Shares determined by multiplying the number of Warrant Shares for which this Warrant is then exercisable by a fraction, the numerator of which shall be the Current Fair Market Value as of such record date of a share of Series A Preferred Stock and the denominator of which shall be such Current Fair Market Value less the amount of such dividend or distribution applicable to one (1) such share; provided, however, that no such adjustment shall be made in the event that such dividend per share as so determined, combined with all other dividends per share declared or paid during the preceding twelve (12) month period is less than ten percent (10%) of the Current Fair Market Value per share as of the date of such payment; provided, further, that if the amount of a dividend that would otherwise require adjustment pursuant to this Section 5(a)(4) is equal to or greater than such Current Fair Market Value, then in lieu of the foregoing adjustment, adequate provision shall be made so that the Holder shall receive a pro rata share of such dividend based upon the maximum number of shares issuable to such Holder.

                      (5) If the Company at any time or from time to time while this Warrant is outstanding and unexpired shall issue or sell additional shares of Series A Preferred Stock without consideration or for consideration per share less than the Current Fair Market Value immediately prior to such sale, then the number of Warrant Shares for which this Warrant is exercisable shall be adjusted, from and after the date of such issuance or sale, to that number of Warrant Shares determined by multiplying the number of Warrant Shares for which this Warrant is then exercisable by a fraction, the numerator of which shall be the number of shares of Series A Preferred Stock outstanding immediately after such issuance or sale and the denominator of which shall be the sum of (i) the number of shares of Series A Preferred Stock outstanding immediately prior to such issuance or sale and (ii) the number of shares of Series A Preferred Stock that the aggregate consideration received by the Company for the total number of shares of Series A Preferred Stock so issued or sold would purchase at the Current Fair Market Value of such shares; provided, however, that treasury shares shall not be deemed to be outstanding.

                      (6) If the event as a result of which an adjustment is made under Sections 5(a)(1), (2), (4) or (5) above does not occur, then any adjustments in the Exercise Price or number of shares issuable that were made in accordance with such Sections 5(a)(1), (2), (4) or (5) shall be adjusted to the Exercise Price and number of shares as were in effect immediately prior to the record date for such event.

                  (b) Whenever the number of Warrant Shares or Exercise Price shall be adjusted as required by the provisions of this Section 5, the Company forthwith shall file in the custody of its Secretary or an Assistant Secretary, at its principal office, an officer's certificate showing the adjusted number of Warrant Shares and Exercise Price and setting forth in reasonable detail the circumstances requiring the adjustment. Each such officer's certificate shall be made available at all reasonable times during reasonable hours for inspection by the Holder.

         6. Notices to Holders. So long as this Warrant shall be outstanding (i) if the Company shall pay any dividends or make any distribution upon the Series A Preferred Stock otherwise than in cash or (ii) if there shall be any reorganization, consolidation or merger of the Company into another corporation in which the Company is not the surviving entity, sale or other transfer of all or substantially all of the property and assets of the Company, or voluntary or involuntary dissolution, liquidation or winding up of the Company, then in such event, the Company shall cause to be mailed to the Holder, at least forty-five
(45) days prior to the relevant date described below (or such shorter period as is reasonably possible if forty-five (45) days is not reasonably possible), a notice containing a description of the proposed action and stating the date or expected date on which such action is to take place and, if applicable, the date or expected date, if any is to be fixed, as of which the holders of Series A Preferred Stock of record shall be entitled to exchange their shares of Series A Preferred Stock for securities or other property deliverable upon such event.

         7. Investment Representations. The Holder, by acceptance of this Warrant, represents and warrants to the Company that:

                  (a) This Warrant and all shares of Series A Preferred Stock acquired upon any and all exercises of this Warrant are purchased for the Holder's own account and for investment, and not with a view to resale or distribution of either this Warrant or any shares purchasable upon any exercise hereof. The Holder understands that this Warrant and the underlying shares are subject to certain restrictions against transfer pursuant to federal securities laws.

                  (b) The Holder has been furnished with a copy of that certain Research Agreement dated August 17, 1998 by and between the Company and IgX Corp., a Delaware corporation, and has fully read and understands such document.

                  (c) The Holder is an investor in securities of private companies and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. The Holder also represents that it has not been organized for the purpose of acquiring the Series A Preferred Stock of the Company.

                  (d) The Holder is an "accredited investor" within the meaning of Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as now in effect.

                  (e) The Holder understands that the Securities are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold, without registration under the Act, only in certain limited circumstances. In this connection, each Holder represents that it is familiar with SEC Rule 144, as now in effect, and understands the resale limitations imposed thereby and by the Act.

                  (f) Without in any way limiting the representations set forth above, the Holder further agrees not to make any disposition of all or any portion of the Securities unless and until it has been established to the satisfaction of the Company that such transfer will not violate any applicable federal securities or state securities or blue sky laws and the transferee has agreed in writing for the benefit of the Company to be bound by the applicable provisions of this Section 7, and such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel or other evidence reasonably satisfactory to the Company, that such disposition will not require registration of such Securities under the Act.

                  (g) In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the "Securities Act"), including the Company's initial public offering, the Holder shall not, without the prior written consent of the Company's managing underwriter, (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the Securities or any securities convertible into or exercisable or exchangeable for such Securities

(whether such shares or any such securities are then owned by the Holder or are thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such transaction described in clause
(i) or (ii) above is to be settled by delivery of Securities or such other securities, in cash or otherwise. Such restriction (the "Market Stand-Off") shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriters. The Market Stand-Off shall in any event terminate one (1) year after the date of the Company's initial public offering. In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company's outstanding securities without receipt of consideration, any new, substituted or additional securities that are by reason of such transaction distributed with respect to any Securities subject to the Market Stand-Off, or into which such Securities thereby become convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the Securities until the end of the applicable stand-off period. The Company's underwriters shall be beneficiaries of the agreement set forth in this Section 7(g). This
Section 7(g) shall not apply to Securities registered in the public offering under the Securities Act.

         8. Legends. It is understood that this Warrant and/or the certificates evidencing the Series A Preferred Stock issuable upon exercise of this Warrant may bear one or all of the legends substantially in the form set forth below, as well as any legend required by applicable state securities laws:

         THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A WRITTEN WARRANT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). SUCH AGREEMENT GRANTS TO THE COMPANY CERTAIN RIGHTS OF FIRST REFUSAL UPON AN ATTEMPTED TRANSFER OF THE SHARES. THE SECRETARY OF THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.

         THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

         9.       Right of First Refusal.

                  (a) Right of First Refusal. In the event that the Holder proposes to sell, pledge or otherwise transfer to a third-party any of the Securities, or any interest in such Securities, the Company shall have the Right of First Refusal with respect to all (or less than all) of such Securities. If the Holder desires to transfer any of the Securities, the Holder shall give a written Transfer Notice to the Company describing fully the proposed transfer, including the number of Securities proposed to be transferred, the proposed transfer price, the name and address of the proposed Transferee and proof satisfactory to the Company that the proposed sale or transfer will not violate any applicable federal or state securities laws. The Transfer Notice shall be signed both by the Holder and by the proposed Transferee and must constitute a binding commitment of both parties to the transfer of the Securities. The Company shall have the right to purchase all, or less than all, of the Securities on the terms of the proposal described in the Transfer Notice (subject, however, to any change in such terms permitted under Section 9(b) below) by delivery of a notice of exercise of the Right of First Refusal within thirty (30) days after the date when the Transfer Notice was received by the Company. The Company's rights under this Section 9(a) shall be assignable, in whole or in part.

                  (b) Transfer of Securities. If the Company fails to exercise its Right of First Refusal within thirty (30) days after the date when it received the Transfer Notice, the Holder may, not later than ninety (90) days following receipt of the Transfer Notice by the Company, conclude a transfer of the Securities subject to the Transfer Notice on the terms and conditions described in the Transfer Notice, provided that any such sale is made in compliance with applicable federal and state securities laws and not in violation of any other contractual restrictions to which the Holder is bound. Any proposed transfer on terms and conditions different from those described in the Transfer Notice, as well as any subsequent proposed transfer by the Holder, shall again be subject to the Right of First Refusal and shall require compliance with the procedure described in Section 9(a) above. If the Company exercises its Right of First Refusal, the parties shall consummate the sale of the Securities on the terms set forth in the Transfer Notice within sixty (60) days after the date when the Company received the Transfer Notice (or within such longer period as may have been specified in the Transfer Notice); provided, however, that in the event the Transfer Notice provided that payment for the Securities was to be made in a form other than cash or cash equivalents paid at the time of transfer, the Company shall have the option of paying for the Securities with cash or cash equivalents equal to the present value of the consideration described in the Transfer Notice.

                  (c) Additional Shares or Substituted Securities. In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company's outstanding securities without receipt of consideration, any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) which are by reason of such transaction distributed with respect to any Securities subject to this Section 9 or into which such Securities thereby become convertible shall immediately be subject to this Section 9. Appropriate adjustments to reflect the distribution of such securities or property shall be made to the number and/or class of Securities subject to this Section 9.

                  (d) Termination of Right of First Refusal. The Right of First Refusal shall lapse upon a firm commitment underwritten public offering, pursuant to an effective registration statement on Form S-1 or Form SB-2 under the Securities Act, covering the offer and sale of the Stock. However, the Market Stand-Off shall continue to remain in full force and effect following the lapse of the First Refusal Right.

                  (e) Permitted Transfers. Section 7(g) above and this Section 9 shall not apply to (i) a transfer by beneficiary designation, will or intestate succession, (ii) a transfer to the Holder's spouse, children or grandchildren or to a trust established by the Holder for the benefit of the Holder or the Holder's spouse, children or grandchildren, (iii) a transfer to any Affiliate or
(iv) a transfer to the stockholders of a Holder in a liquidation, dissolution, reorganization, spin-off or other related transaction, provided in any case that the Transferee agrees in writing on a form prescribed by the Company to be bound by all provisions of this Warrant. If the Holder transfers any Securities, either under this Section 9(e) or after the Company has failed to exercise the Right of First Refusal, then this Section 9 shall apply to the Transferee to the same extent as to the Holder.

                  (f) Termination of Rights as Stockholder. If the Company makes available, at the time and place and in the amount and form provided in this Warrant, the consideration for the Securities to be purchased in accordance with this Section 9, then after such time the person from whom such Securities are to be purchased shall no longer have any rights as a holder of such Securities (other than the right to receive payment of such consideration in accordance with this

Warrant). Such Securities shall be deemed to have been purchased in accordance with the applicable provisions hereof, whether or not the certificate(s) therefor have been delivered as required by this Warrant.

         10.      Transfer, Exchange, Assignment or Loss of Warrant.

                  (a) This Warrant may be transferred, in whole or in part, subject to the following restrictions. This Warrant and the Warrant Shares or any other securities ("Other Securities") received upon exercise of this Warrant shall be subject to restrictions on transferability until registered under the Act unless an exemption from registration is available. Any transfer of this Warrant or the Warrant Shares shall be subject to full compliance with Section 7(g) above and Section 9 above and any purported transfer of this Warrant and/or the Warrant Shares in violation of Section 7(g) above or Section 9 above shall be null and void ab initio. Until the Warrant and the Warrant Shares are registered under the Act, the Holder shall reimburse the Company for its reasonable expenses, including reasonable attorney's fees, incurred in connection with any transfer or assignment, in whole or in part, of this Warrant or any Warrant Shares. The restrictions set forth in this Section 10 shall apply equally to any securities issued or issuable with respect to this Warrant and the Warrant Shares.

                  (b) Any transfer permitted hereunder shall be made by surrender of this Warrant to the Company at its principal office or to the Transfer Agent at its offices with a duly executed request to transfer the Warrant, which shall provide adequate information to effect such transfer and shall be accompanied by funds sufficient to pay any transfer taxes applicable. Upon satisfaction of all transfer conditions set forth in Section 10(a) above, the Company or Transfer Agent shall execute and deliver a new Warrant in the name of the transferee named in such transfer request, and this Warrant promptly shall be cancelled.

                  (c) Upon receipt by the Company of evidence satisfactory to it of loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, of reasonably satisfactory indemnification and/or bond, or, in the case of mutilation, upon surrender of this Warrant, the Company will execute and deliver, or instruct the Transfer Agent to execute and deliver, a new Warrant of like tenor and date, and any such lost, stolen, destroyed or mutilated Warrant thereupon shall become void.

         11. Impairment. The Company will not, by amendment of its Certificate of Incorporation, as amended, or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times, in good faith, take all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

         12. Notices. Notices and other communications to be given to the Holder and/or Company shall be deemed sufficiently given if delivered by hand, or three
(3) business days after mailing if mailed by registered or certified mail, postage prepaid, addressed in the name and at the address of such party appearing below.

If to the Company:                  IgX Oxford Hepatitis Corp.
                                    One Springfield Avenue
                                    Summit, New Jersey 07901

If to the Holder:            Monsanto Company
                                    800 North Lindbergh Boulevard
                                    St. Louis, Missouri 63167

Either party may change the address to which notices shall be given by notice pursuant to this Section 11.

         13. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware.

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the Company has executed this Warrant to Purchase Series A Preferred Stock as of the date first written above.

                           IgX OXFORD HEPATITIS CORP.,
                           a Delaware corporation

                           By:
                              -------------------------------------------------
                                Albert J. Henry, Chief Executive Officer

Void After August 17, 2008                                          Exhibit "A"

                                FORM OF EXERCISE

To:      IgX Oxford Hepatitis Corp.

         (1) Pursuant to the terms of the attached Warrant, the undersigned hereby elects to purchase ________________ shares of Series A Preferred Stock of IgX Oxford Hepatitis Corp. (the "Company"), and (i) tenders herewith payment of the Exercise Price of such shares in full or (ii) by indicating "cashless exercise" below, directs that payment of the Exercise Price be made by cancellation as of the date of exercise of a portion of this Warrant having a Current Fair Market Value equal to the Exercise Price.

         (2) Please issue a certificate or certificates representing said shares of Series A Preferred Stock, in the name of the undersigned or in such other name(s) as is/are specified immediately below or, if necessary, on an attachment hereto:

                    Name                                     Address
                    ----                                     -------


         (3) In the event of partial exercise, please reissue an appropriate Warrant exercisable for the remaining shares.

         (4) Check here if cashless exercise:_________


Date:
     ----------------------------------------


                                        -----------------------------------
                                        [Holder]